Exhibit 99.3

AMENDMENT TO TAX SHARING AGREEMENT BETWEEN
DANA CORPORATION AND DANA CREDIT CORPORATION

This Amendment to Tax Sharing Agreement (“Amendment”), dated as of June 28, 2002, but effective as of January 1, 2002, is made between Dana Corporation (“Dana”) and its indirect, wholly-owned subsidiary Dana Credit Corporation (“Credit”).

WHEREAS, Dana and Credit are parties to a Tax Sharing Agreement dated as of March 27, 1986 (the “Tax Sharing Agreement”); and

WHEREAS, Section 4 of the Tax Sharing Agreement provides for Dana to pay to Credit an amount equal to l00% of Credit’s current federal tax liability representing a credit or negative income tax expense, as computed under generally accepted accounting principals [sic] and reported in Credit’s financial statements; and

WHEREAS, Section 5 of the Tax Sharing Agreement provides for Credit to pay to Dana an amount equal to l00% of Credit’s current federal tax liability representing a debit or positive income tax expense, as computed under generally accepted accounting principals [sic] and reported in Credit’s financial statements; and

WHEREAS, Section 10 of the Tax Sharing Agreement provides, among other things, for Credit or Dana (as appropriate) to reimburse the other if there is a redetermination of the current federal income tax liability as reported in Credit’s financial statements in the event of a redetermination of federal income taxes by the Internal Revenue Service; and

WHEREAS, Dana and Credit have agreed to modify the Tax Sharing Agreement so that no payment will be made in respect of any current federal tax liability of Credit attributable to any capital gain net income recognized by Credit and its subsidiaries in 2002 or 2003.

NOW, THEREFORE, Dana and Credit agree as follows:

1. Modification of Tax Sharing Agreement.  For the Dana consolidated federal income tax group’s taxable years January 1 through December 31, 2002 and January 1 through December 31, 2003, all capital gain net income (i.e. the excess of capital gains over capital losses) recognized by Credit and its subsidiaries shall be disregarded for purposes of applying the Tax Sharing Agreement. Accordingly, the determinations of any amount payable by Dana to Credit pursuant to Section 4 of the Tax Sharing Agreement, of any amount payable by Credit to Dana pursuant to Section 5 of the Tax Sharing Agreement, and of any amount payable by either party to the other pursuant to Section 10 of the Tax Sharing Agreement shall be made without taking into account any capital gain net income of Credit and its subsidiaries for such taxable years. Notwithstanding the foregoing, if any amount treated as capital gain or capital loss by Credit or its subsidiaries for such taxable years is subsequently determined not to constitute capital gain or capital loss, such redetermination shall be taken into account for purposes of applying Section 10 of the Tax Sharing Agreement.

2. No Other Modification.  Except as modified by the preceding paragraph, all terms of the Tax Sharing Agreement shall remain in full force and effect without modification.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

DANA CORPORATION

By: /s/  A. Glenn Paton
Name: A. Glenn Paton

Title:	Vice President-Treasurer

DANA CREDIT CORPORATION

By: /s/  Neal B. Barnard
Name: Neal B. Barnard

Title:	Vice President